Exhibit 99.1

         BELO REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR 2004

PR Newswire -- February 10, 2005

DALLAS, Feb. 10 /PRNewswire-FirstCall/ -- Belo Corp. (NYSE: BLC) today reported net earnings per share for the fourth quarter and full-year 2004 of $0.46 and $1.13, respectively, compared with $0.36 and $1.11, respectively, for the fourth quarter and full-year 2003. Fourth quarter 2004 earnings include a pre-tax severance charge of $2.1 million, most of which is related to the reorganization of Texas Cable News ("TXCN") and the integration of Belo's Web sites into their legacy operating units. The charge equates to $1.3 million on an after-tax basis or $0.01 per share.

Full-year 2004 results include special items totaling $0.21 per share. The special items include a favorable settlement of a property tax matter in Providence of $0.01 per share; a charge related to the circulation overstatement at The Dallas Morning News of $0.12 per share; a charge related to discontinuing the Belo/Time Warner cable news joint ventures of $0.06 per share; and, third and fourth quarter severance charges totaling $0.04 per share. Reported earnings for the fourth quarter and full-year 2003 included a gain of $0.01 per share on the sale of Belo's radio station in San Antonio, KENS-AM.

Full-year 2004 results also include a reclassification of the approximately $20 million of cash payments made under The Dallas Morning News' voluntary advertiser plan from a charge to other operating costs and expenses to a reduction of revenue. In the third quarter of 2004, when the advertiser plan was approved and its amounts estimatable, the Company recorded this item as an expense. The reclassification from our prior presentation (including the prior presentation in our Form 10-Q for the quarter ended September 30, 2004) has no effect on reported earnings per share for the year ended December 31, 2004 or for either the third or fourth quarter of that year.

Had Belo expensed stock options under the current accounting standard in the fourth quarter, pro forma net earnings per share would have been $0.45 compared to the $0.46 reported today. Pro forma net earnings per share in the fourth quarter of 2003 would have been $0.34 compared to reported net earnings per share of $0.36 for the same period. The pro forma effect of expensing stock options would have been $0.07 per share for the full-year 2004 and $0.09 per share for full-year 2003. The Company plans to begin expensing stock options in accordance with the new accounting rules in the third quarter of 2005.

2004 in Review

Robert W. Decherd, Belo's chairman, president, and chief executive officer, said, "Belo experienced strong financial performance in 2004 overall. The Company experienced substantial growth in revenue, EBITDA and net earnings, before special items. Fifteen of Belo's 25 operating companies achieved record revenue levels in 2004 and five others came very close to achieving the same.

"In the Television Group, political revenue far exceeded our initial expectations, totaling $52.8 million for the year, and we had solid Olympics revenue of almost $10 million at our NBC affiliates. In the Newspaper Group, The Press-Enterprise in Riverside grew advertising revenue at a remarkable, industry-leading rate of 16.5 percent. The Newspaper Group's new products, principally Quick and al dia at The Dallas Morning News and the d at The Press-Enterprise, had an impressive first full year of operations, growing revenues and improving their quarterly impact on segment EBITDA significantly in each successive quarter. Belo Interactive increased revenue by 26.3 percent in 2004 versus the prior year and reached its stated goal of segment EBITDA breakeven, before a severance charge related to the integration of Belo's Web sites into our operating companies. Building on these enterprise-wide successes, we are positioning Belo for long-term financial growth and success."

Consolidated

Belo's consolidated revenue was $413 million for the fourth quarter of 2004 and $1.5 billion for the full year, increases of 6.4 percent and 5.2 percent, respectively, as compared to the fourth quarter and full-year 2003. Full-year 2004 revenue includes the $20 million reduction in revenue associated with The Dallas Morning News' advertiser plan previously noted, which equates to 1.4 percentage points. Operating costs and expenses increased 2.9 percent in the fourth quarter, including the severance charge, with newsprint expense up only
0.3 percent and programming expense down 3.6 percent. Full-year operating costs and expenses increased 5.5 percent, with 0.8 percentage points, or $9.4 million, of the increase attributable to the special items discussed above.

Television Group

Television Group revenue increased 13.5 percent in the fourth quarter with a
14.6 percent increase in spot revenues. Political revenues were $28.4 million in the fourth quarter of 2004, representing about 14.5 percent of Belo's Television Group revenue. Excluding political, local revenues increased 0.9 percent while national revenues decreased 1.7 percent. For full-year 2004, Television Group revenues increased 9.2 percent with an increase of almost 10 percent in spot revenue. Full-year political revenues were $52.8 million. Excluding political revenues, local revenues were up 4.8 percent for full-year 2004 while national revenues were down 0.6 percent.

Segment EBITDA for the Television Group increased 24.6 percent in the fourth quarter. The Television Group's operating costs and expenses increased 3.7 percent versus the fourth quarter of last year while earnings from operations increased 29.7 percent. For full-year 2004, the Television Group's segment EBITDA increased 15.7 percent with a 4.0 percent increase in operating costs and expenses and a 19.0 percent increase in earnings from operations.

Newspaper Group

The Newspaper Group's financial results in the fourth quarter reflect the impact of the circulation overstatement at The Dallas Morning News. From October through December 2004, advertisers used approximately $6.9 million in advertising credits available to them through The Morning News' advertiser plan, bringing the full-year impact to $8 million. While these advertising credits negatively impacted revenue growth in the fourth quarter of 2004, projected revenue growth in the fourth quarter of 2005 should be favorably impacted by a like amount. Also, preprint revenues at The Dallas Morning News were lower in the fourth quarter due to lower circulation levels.

Newspaper Group total revenue decreased 0.4 percent in the fourth quarter of 2004, with a decrease of 4.7 percent at The Dallas Morning News, an increase of
1.3 percent at The Providence Journal and an increase of 13.3 percent at The Press-Enterprise in Riverside. Advertising revenues for the Newspaper Group decreased 1.7 percent compared with the fourth quarter of 2003. If Belo's print and online publishing revenues were combined for the fourth quarter, Belo's Newspaper Group total revenue would have increased 0.4 percent versus the fourth quarter of 2003, with a 0.7 percent decrease in advertising revenues. For the full-year and on a reported basis, Newspaper Group total revenues increased almost one percent with a 3.0 percent increase in advertising revenue. Including online revenues, Newspaper Group total revenues and advertising revenues increased 1.5 percent and 3.7 percent, respectively, for the full year. The $20 million in cash payments related to The Dallas Morning News' advertiser plan, which were charged against revenue, affected total revenue by 2.6 percentage points.

Newspaper Group operating costs and expenses increased only 2.0 percent in the fourth quarter, with flat newsprint expense. A ten percent increase in the net cost per ton of newsprint was offset by a similar decrease in consumption due mostly to lower circulation at The Dallas Morning News. Segment EBITDA for the Newspaper Group decreased 8.3 percent in the fourth quarter and earnings from operations decreased 9.1 percent. For full-year 2004, operating costs and expenses at the Newspaper Group increased 5.6 percent. Segment EBITDA for the Newspaper Group decreased 15 percent for full-year 2004, with earnings from operations down 18.4 percent.

Interactive Media

Belo Interactive generated revenue of $9.3 million during the fourth quarter of 2004, compared to $7.1 million in the fourth quarter of 2003, an increase of
31.3 percent. BI's segment EBITDA improved to $437,000 in the fourth quarter of 2004 from a segment EBITDA deficit of $670,000 in the fourth quarter of 2003, despite a $1.0 million severance charge related to the integration of Belo's Web sites into their legacy companies. BI reached its goal of segment EBITDA breakeven for full-year 2004 before the previously noted severance charge. BI's loss from operations was $625,000 in the fourth quarter compared with a loss of $1.7 million in the fourth quarter of 2003.

Other

Revenues in Belo's Other segment, consisting primarily of NorthWest Cable News and Texas Cable News, increased 7.1 percent in the fourth quarter of 2004 to $5.0 million. Operating costs and expenses increased 1.5 percent in the fourth quarter. The loss from operations was $734,000 in the fourth quarter of 2004 compared with a loss of $982,000 in the fourth quarter of last year. For the full year, operating costs and expenses increased 1.4 percent and the loss from operations was $2.4 million.

Corporate

Corporate's operating costs and expenses in the fourth quarter were 0.6 percent higher than the prior year.

Non-GAAP Financial Measures

A reconciliation of EBITDA to net earnings, and reconciliations of other non-GAAP financial measures noted in this release to the most directly comparable financial measure presented in accordance with GAAP, are set forth in exhibits to this release.

First Quarter 2005 Outlook

Decherd said, "We are beginning 2005 with a clear focus on our strategic priorities after last year's comprehensive review of the Company's operations. Along with putting additional support behind the highest-potential media properties in our Television and Newspaper Groups, we are refining how we manage our Interactive sites and cable operations to increase their value for customers and improve their financial returns. Providing superior, trustworthy news and advertising outlets remains our highest priority in every market we serve."

As a result of strategic decisions made last year, Belo's statement of earnings will look somewhat different in 2005, including the following changes:

   * Belo Interactive will no longer be reported as a separate entity, so the Interactive Media segment will be eliminated. Revenues will be included in the operating unit associated with each respective Web site. A large percentage of Belo Interactive's expenses will be similarly allocated to the Web sites, while just less than an estimated $11 million in expense will be held at Corporate in 2005, related primarily to product development and the management of the common technology platform of our Web sites.
   * The re-tooled programming approach at TXCN will result in lower revenues and lower expenses in 2005, with its expected impact on segment EBITDA improving from a loss of $1.6 million in 2004 to a slightly positive contribution in 2005.
   * Discontinuing the news channel joint ventures with Time Warner will eliminate approximately $10 million in annual losses in Other Income/Expense. These funds will be re-allocated to cash marketing and promotion at our key operating units to drive even greater financial results, resulting in a $10 million increment to Belo's operating expenses.
   * The recommendations of the Circulation Review Team at The Dallas Morning News will affect the P&L in several ways in 2005, with the net projected effect being an increase in revenue of approximately $5-8 million and an increase in operating expenses of approximately $7-8 million. As The Morning News transitions through the recommended changes, there will be impact on expense before revenue benefits are realized. When the total effect of all the Circulation Review Team's recommendations are fully realized in 2006, the result will be an expected annual increase in Newspaper Group segment EBITDA of about $5 million.

Regarding Belo's outlook for the first quarter of 2005, Decherd said, "In January 2005, Television Group spot revenues increased about three percent versus the prior year. The Television Group's spot revenues are pacing down in the low-single digits in February, due primarily to less Super Bowl revenue than the prior year. In February 2004, Belo's five CBS affiliates, including our CBS affiliate in the Super Bowl host city of Houston, generated about $3.0 million more Super Bowl-related revenue than Belo's one FOX affiliate in February 2005. For the first quarter overall, we currently expect Television Group spot revenue to be flat to down slightly. In addition, we expect the revenues associated with the Television Group's Web sites to increase from $1.8 million in the first quarter of 2004 to approximately $2.4 million in the first quarter of 2005.

"Newspaper Group revenues in the first quarter of 2005 will continue to reflect the impact of the circulation matter at The Dallas Morning News. We expect preprint revenue at The Dallas Morning News to be about $2 million lower due to lower circulation levels. We currently estimate that approximately $6 million in advertising credits will be used in the first quarter. Like 2004, most of these credits will displace advertising that otherwise would be recorded as revenue by The Morning News and, similar to the fourth quarter of 2005, revenue growth in the first quarter of 2006 should then be favorably impacted by a like amount.

"Overall Newspaper Group advertising revenues increased about three percent in January 2005, which had one more Sunday than January 2004. We currently expect advertising revenues to decrease in the low-double digits in February, which has one less Sunday than February 2004. For the first quarter overall, Newspaper Group advertising revenue should be down in the low-to-mid single digits with a high-single to low-double digit decrease at The Dallas Morning News, a low-to-mid single digit increase at The Providence Journal and a low-to-mid double digit increase at The Press-Enterprise. In addition, we expect the revenues associated with the Newspaper Group's Web sites to increase from $4.5 million in the first quarter of 2004 to approximately $5.8 million in the first quarter of 2005.

"The majority of the advertiser credits at The Dallas Morning News expire at the end of February; therefore, we do not expect advertiser credits to significantly impact the remaining quarters of 2005. Preprint revenues will continue to be approximately $2 million lower in each quarter of 2005.

"Currently, we expect first quarter operating costs and expenses for the Company as a whole to increase about two to three percent. The previously announced commitment to advertising and promotion, along with increased newsprint expense, are expected to account for approximately half of the first quarter cost variance."

Belo's total depreciation and amortization expense is expected to be slightly lower than the first quarter of last year. Interest expense should be similar to the first quarter of last year. The effective tax rate for the first quarter should be about 38 percent.

Belo will update expectations for revenues, operating costs and expenses and net earnings per share for both the first quarter and full-year 2005 at the Bear Stearns Conference on Monday, February 28. The Company will also continue to provide information on operating trends in its monthly statistical reports.

About Belo

Belo Corp. is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,600 employees and $1.5 billion in annual revenues, Belo operates media franchises in some of America's most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations (six in the top 15 markets); owns or operates seven cable news channels; and manages one television station through a local marketing agreement. Belo's daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo operates more than 30 Web sites, several interactive alliances and a broad range of Internet-based products. Additional information, including earnings releases and corporate communications, is available online at http://www.belo.com . For more information contact Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.

Statements in this communication concerning Belo's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings or other financial and non-financial items that are not historical facts, are "forward-looking statements" as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and other factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; The Dallas Morning News circulation matters, including current and future audits of the newspaper's circulation by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

 Consolidated Statements of Earnings
 BELO

                                       Three months ended            Twelve months ended
In thousands, except per                   December 31,                   December 31,
 share amounts                   -----------------------------   -----------------------------
 (unaudited)                         2004            2003            2004            2003
------------------------------   -------------   -------------   -------------   -------------
Net Operating Revenues           $     412,722   $     387,848   $   1,510,234   $   1,436,011

Operating Costs and
 Expenses
  Salaries, wages and
   employee benefits                   138,280         133,451         556,376         516,742
  Other production,
   distribution and
   operating costs                     105,708         101,095         396,241         378,576
  Newsprint, ink and
   other supplies                       35,710          35,408         137,283         130,214
  Depreciation                          22,019          23,266          89,674          91,784
  Amortization                           2,119           2,119           8,476           8,444
    Total operating costs
     and expenses                      303,836         295,339       1,188,050       1,125,760

    Earnings from
     operations                        108,886          92,509         322,184         310,251

Other income and expense
  Interest expense                     (22,400)        (23,002)        (90,164)        (93,610)
  Other income (expense),
   net (A)                                 411            (177)        (16,219)         (7,181)
    Total other income
     and expense                       (21,989)        (23,179)       (106,383)       (100,791)

Earnings
  Earnings before income
   taxes                                86,897          69,330         215,801         209,460
  Income taxes                          33,403          26,899          83,305          80,935

    Net earnings                 $      53,494   $      42,431   $     132,496   $     128,525

Net earnings per share
  Basic                          $         .47   $         .37   $        1.15   $        1.13
  Diluted                        $         .46   $         .36   $        1.13   $        1.11

Average shares outstanding
  Basic                                114,754         114,554         115,036         113,561
  Diluted                              116,541         117,462         117,272         115,487

Cash dividends declared
 per share (B)                   $         ---   $         ---   $         .38   $         .34

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note A: Other income (expense), net for the 12 months ended December 31, 2004 includes $11,528 of the $11,678 charge related to the discontinuation by Belo and Time Warner Cable of their joint ventures that operated the local cable news channels in Charlotte, North Carolina, and Houston and San Antonio, Texas.

Note B: Consistent with prior years, the Company declared both third and fourth quarter dividends during the third quarter.

Consolidated Condensed Balance Sheets
BELO

                                          December 31,    December 31,
In thousands  (unaudited)                    2004            2003
--------------------------------------   -------------   -------------
Assets
    Current assets
        Cash and temporary cash
         investments                     $      28,610   $      31,926
        Accounts receivable, net               245,077         242,239
        Other current assets                    68,806          58,453
    Total current assets                       342,493         332,618

    Property, plant and equipment, net         536,321         550,586
    Intangible assets, net                   2,597,026       2,605,503
    Other assets                               112,160         113,894

Total assets                             $   3,588,000   $   3,602,601

Liabilities and Shareholders' Equity
    Current liabilities
        Accounts payable                 $      75,860   $      75,258
        Accrued expenses                       100,686          84,942
        Other current liabilities               62,065          58,155
    Total current liabilities                  238,611         218,355

    Long-term debt                           1,170,150       1,270,900
    Deferred income taxes                      451,658         435,304
    Other liabilities                           97,929         114,271
    Total shareholders' equity               1,629,652       1,563,771

Total liabilities and shareholders'
 equity                                  $   3,588,000   $   3,602,601

Note: Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Industry Segment Information
BELO
In thousands (unaudited)

                                          Three months ended December 31, 2004
                       ------------------------------------------------------------------------
                                            Net       Operating       Earnings     Depreciation
                         Segment        Operating     Costs and     (Loss) from        and
                        EBITDA (A)       Revenues      Expenses      Operations    Amortization
                       ------------   ------------   ------------   ------------   ------------
Television
 Group                 $     93,915   $    195,729   $    112,026   $     83,703   $     10,212
Newspaper
 Group                       51,388        202,604        162,450         40,154         11,234
Interactive
 Media                          437          9,339          9,964           (625)         1,062
Other                          (105)         5,050          5,784           (734)           629
Corporate                   (12,611)           ---         13,612        (13,612)         1,001
                                      $    412,722   $    303,836   $    108,886   $     24,138

                                          Three months ended December 31, 2003
                       --------------------------------------------------------------------------
                                            Net        Operating       Earnings      Depreciation
                         Segment         Operating     Costs and     (Loss) from         and
                        EBITDA (A)        Revenues      Expenses      Operations     Amortization
                       ------------    ------------   ------------   ------------    ------------

Television
 Group                 $     75,400    $    172,522   $    107,997   $     64,525    $     10,875
Newspaper
 Group                       56,028         203,499        159,302         44,197          11,831
Interactive
 Media                         (670)          7,113          8,815         (1,702)          1,032
Other                          (287)          4,714          5,696           (982)            695
Corporate                   (12,577)            ---         13,529        (13,529)            952
                                       $    387,848    $    295,339   $     92,509   $     25,385

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note A: Belo's management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment's earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company's operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

 Industry Segment Information
 BELO
 In thousands (unaudited)

                                          Twelve months ended December 31, 2004
                       --------------------------------------------------------------------------
                                             Net       Operating       Earnings      Depreciation
                         Segment         Operating     Costs and     (Loss) from         and
                        EBITDA (A)        Revenues      Expenses      Operations     Amortization
                       ------------    ------------   ------------   ------------    ------------
Television
 Group                 $    310,391    $    706,410   $    438,266   $    268,144    $     42,247
Newspaper
 Group                      163,312         752,910        634,743        118,167          45,145
Interactive
 Media                         (759)         31,069         35,818         (4,749)          3,990
Other                           312          19,845         22,200         (2,355)          2,667
Corporate                   (52,922)            ---         57,023        (57,023)          4,101
                                       $  1,510,234   $  1,188,050   $    322,184    $     98,150

                                          Twelve months ended December 31, 2003
                       --------------------------------------------------------------------------
                                             Net       Operating       Earnings      Depreciation
                         Segment         Operating     Costs and     (Loss) from         and
                        EBITDA (A)        Revenues      Expenses      Operations     Amortization
                       ------------    ------------   ------------   ------------    ------------

Television
 Group                 $    268,245    $    646,666   $    421,311   $    225,355    $     42,890
Newspaper
 Group                      192,189         745,941        601,200        144,741          47,448
Interactive
 Media                       (5,541)         24,595         33,713         (9,118)          3,577
Other                          (489)         18,809         21,898         (3,089)          2,600
Corporate                   (43,925)            ---         47,638        (47,638)          3,713
                                       $  1,436,011   $  1,125,760   $    310,251    $    100,228

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note A: Belo's management uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment's earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company's operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

 GAAP to Non-GAAP Reconciliations
 Belo Corp.
 In thousands (unaudited)

                                        Consolidated EBITDA to Net Earnings
                                       -------------------------------------
                                           Three months        Three months
                                          ended December      ended December
                                             31, 2004            31, 2003
                                       -------------------   ---------------
EBITDA (A)                             $           133,435   $       117,717
Depreciation and Amortization                      (24,138)          (25,385)
Interest Expense                                   (22,400)          (23,002)
Income Taxes                                       (33,403)          (26,899)
Net Earnings                           $            53,494   $        42,431

                                         Net Operating Revenues
                            ------------------------------------------------
                             Three months     Three months
                            ended December   ended December      Better /
                                31, 2004        31, 2003         (Worse)%
                            --------------   --------------   --------------
Newspaper Group             $      202,604   $      203,499             -0.4%
Online Publishing (B)                5,963            4,161             43.3%
Combined                    $      208,567   $      207,660              0.4%

Note A: The Company defines EBITDA as net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP"). Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining consolidated performance targets, senior management bonus and performance comparisons against our peer group of companies, as well as capital spending and other investing decisions. EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance.

Note B: Online publishing revenue is a component of Interactive Media revenues.

 GAAP to Non-GAAP Reconciliations
 Belo Corp.
 In thousands (unaudited)

                                        Consolidated EBITDA to Net Earnings
                                       -------------------------------------
                                          Twelve months       Twelve months
                                         ended December       ended December
                                            31, 2004             31, 2003
                                       -------------------   ---------------
EBITDA (A)                             $           404,115   $       403,298
Depreciation and Amortization                      (98,150)         (100,228)
Interest Expense                                   (90,164)          (93,610)
Income Taxes                                       (83,305)          (80,935)
Net Earnings                           $           132,496   $       128,525

                                         Net Operating Revenues
                            ------------------------------------------------
                             Twelve months    Twelve months
                            ended December   ended December       Better /
                               31, 2004         31, 2003         (Worse)%
                            --------------   --------------   --------------
Newspaper Group             $      752,910   $      745,941              0.9%
Online Publishing (B)               20,183           15,192             32.9%
Combined                    $      773,093   $      761,133              1.6%

Note A: The Company defines EBITDA as net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP"). Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining consolidated performance targets, senior management bonus and performance comparisons against our peer group of companies, as well as capital spending and other investing decisions. EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance.

Note B: Online publishing revenue is a component of Interactive Media revenues.

Special Items by Segment
Belo Corp.
In thousands (unaudited)

                                   Operating
                                   Costs and          Other income       Net Earnings
                                  Expenses (A)     (expense), net (A)     (A),(E)

                                  Three months        Three months       Three months
                                 ended December      ended December     ended December
                                    31, 2004            31, 2004           31, 2004
                                 --------------    ------------------   --------------
Newspaper Group
Special items
  Circulation matters (B)        $            6
  Reduction-in-force (C)                    246

  Newspaper Group                $          252

Television Group
Special items
  Reduction-in-force (C)         $          ---

  Television Group               $          ---

Interactive Media
Special items
  Reduction-in-force (C)         $          974

  Television Group               $          974

Other
Special items
  Reduction-in-force (C)         $          420

  Television Group               $          420

Corporate
Special items
  Circulation matters (B)        $         (524)
  Reduction-in-force (C)                    438
  Belo/Time Warner joint
   venture (D)                              ---

  Corporate                      $          (86)

Belo Corp. Consolidated
Special items
  Circulation matters (B)        $         (518)                        $          317
  Reduction-in-force (C)                  2,078                                 (1,272)
  Belo/Time Warner joint
   venture (D)                              ---    $              ---              ---

Belo Corp. Consolidated          $        1,560    $              ---   $         (955)

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note A: Management believes that this exhibit, relating to the special charges referenced in this press release, is useful for investors because it provides more specific information about (a) the special charges, (b) the segments affected by the charges, (c) the amount of the charges that are included in operating costs and expenses and other income (expense), net, and (d) how the special charges, after-tax, affect net earnings.

Note B: Belo reduced the charge related to the circulation overstatement at The Dallas Morning News by $518,000 on a pre-tax basis, which equates to $317,000 on an after-tax basis or $0.003 per share.

Note C: Belo recorded a charge for severance costs resulting from a Company-wide reduction-in-force of $2.1 million on a pre-tax basis, which equates to $1.3 million on an after-tax basis or $0.01 per share.

Note D: Belo recorded a charge related to discontinuing the Belo/Time Warner cable news joint ventures.

Note E: Charges in Net Earnings are on an after-tax basis.

Special Items by Segment
Belo Corp.
In thousands (unaudited)

                                                    Operating
                                                      Costs         Other income         Net
                                                       and           (expense),        Earnings
                                  Revenue (A)      Expenses (A)       net (A)          (A),(E)

                                     Twelve           Twelve           Twelve           Twelve
                                     months           months           months           months
                                     ended            ended            ended            ended
                                    December         December         December         December
                                    31, 2004         31, 2004         31, 2004         31, 2004
                                 -------------    -------------    -------------    -------------
Newspaper Group
Special items
  Circulation
   matters (B)                   $     (19,629)   $       1,400
  Reduction-in-
   force (C)                                              3,788
  Providence property
   tax (F)                                               (2,500)

  Newspaper Group                $     (19,629)   $       2,688

Television Group
Special items
  Reduction-in-
   force (C)                     $                $         652

  Television Group               $                $         652

Interactive Media
Special items
  Reduction-in-
   force (C)                     $                $         974

  Television Group               $                $         974

Other
Special items
  Reduction-in-
   force (C)                     $                $         448

  Television Group               $                $         448

Corporate
Special items
  Circulation
   matters (B)                   $                $       2,453
  Reduction-in-
   force (C)                                              2,034
  Belo/Time Warner
   joint venture (D)                                        150

  Corporate                      $                $       4,637

Belo Corp.
 Consolidated
Special items
  Circulation
   matters (B)                   $     (19,629)   $       3,853                     $     (14,418)
  Reduction-in-
   force (C)                                              7,897                            (4,849)
  Belo/Time Warner
   joint venture (D)                                        150    $     (11,528)          (7,170)
  Providence property
   tax (F)                                               (2,500)                            1,535

  Belo Corp.
Consolidated                     $     (19,629)   $       9,400    $     (11,528)   $     (24,902)

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note A: Management believes that this exhibit, relating to the special charges referenced in this press release, is useful for investors because it provides more specific information about (a) the special charges, (b) the segments affected by the charges, (c) the amount of the charges that are included in operating costs and expenses and other income (expense), net, and (d) how the special charges, after-tax, affect net earnings.

Note B: Belo incurred a charge related to the circulation overstatement at The Dallas Morning News of $23.5 million on a pre-tax basis, which equates to $14.4 million on an after-tax basis or $0.12 per share.

Note C: Belo recorded a charge for severance costs resulting from a Company-wide reduction-in-force of $7.9 million on a pre-tax basis, which equates to $4.8 million on an after-tax basis or $0.04 per share.

Note D: Belo recorded a pre-tax charge related to discontinuing the Belo/Time Warner cable news joint ventures of $11.7 million; $150,000 of the charge is included in operating costs and expenses. The charge equates to $7.1 million on an after-tax basis or $0.06 per share.

Note E: Charges in Net Earnings are on an after-tax basis.

Note F: Belo recorded a credit for a favorable settlement of a property tax matter in Providence of $2.5 million on a pre-tax basis, which equates to $1.5 million on an after-tax basis or $0.01 per share.

SOURCE  Belo Corp.
    -0-                             02/10/2005
    /CONTACT: Carey Hendrickson, vice president-Investor Relations & Corporate Communications of Belo Corp., +1-214-977-6626/
    /Web site:  http://www.belo.com /